UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2023

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Stoneridge Dr., Suite 220 Pleasanton, CA 94588

(Address of principal executive offices)

(925)-270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On April 05, 2023, Healthcare Triangle Inc. (the “Company”) consummated the closing of a private placement (the “Private Placement”) of 769,231 shares of its common stock for a purchase price of $0.65 per share (the “Shares”), pursuant to the terms and conditions of the Securities Purchase Agreement, dated as of April 05, 2023 (the “Purchase Agreement”), between the Company and a single purchaser (the “Purchaser”). The aggregate gross proceeds to the Company from the Private Placement was $500,000.

The Purchase Agreement contains customary representations, warranties, and covenants of the Company and Purchaser and customary closing conditions, indemnification rights, and other obligations of the parties. Under the Purchase Agreement, the Company agreed to use the net proceeds from the sale of the Securities for working capital purposes and to not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any common stock or Common Stock Equivalents (as defined in the Purchase Agreement), (c) for the settlement of any outstanding litigation, or (d) in violation of the Foreign Corrupt Practices Act of 1977, as amended, or the regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department. The Purchase Agreement is governed by the laws of the State of New York.

The Shares have not been registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. The issuance and sale of the Shares are made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder. No form of general solicitation or general advertising was conducted in connection with the issuance. The Shares contain (or will contain, where applicable) restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom. The disclosure contained in this Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

On April 1, 2023, the Company entered into an Employment Agreement with Thyagarajan Ramachandran (the “Employee”), the Company’s Chief Financial Officer and Principal Financial Officer (the “Employment Agreement”), which replaces and supersedes any prior agreements between Mr. Thyagarajan and the Company. Biographical information regarding Mr. Thyagarajan is included on page 83 of the Company’s annual report of Form 10-K for the fiscal year ended December 2022 and is incorporated herein by reference.

The Employment Agreement is effective as of April 01, 2023. The Employment Agreement has a five-year term with automatic renewal terms of two additional year unless a new mutually acceptable agreement is reached. Mr. Thyagarajan’s base salary each year will be $278,000. Mr. Thyagarajan is eligible for grants of equity and a cash bonus. Mr. Thyagarajan’s target cash bonus opportunity is up to $100,000 per annum (with the actual bonus and performance guidelines to be determined by the compensation committee of the Board). Mr. Thyagarajan will also be given a one-time $50,000 signing bonus, payable in two equal payments in April and May 2023.

The Employment Agreement also sets forth Mr. Thyagarajan’s rights to severance upon termination of employment. If the Company terminates Mr. Thyagarajan’s employment without “cause”, or if Mr. Thyagarajan resigns from the Company for ‘Good Reason’, Mr. Thyagarajan is entitled to a severance of: (i) base salary in effect as of the employment termination date for 9 months, and (ii) an amount equal to a prorated portion of the Employee’s cash bonus (if the Board set targets are achieved) for the year in which the termination occurs. Further, if Mr. Thyagarajan’s Employment Agreement with the Company is terminated without “cause”, or a ‘Change in Control’, Mr. Thyagarajan shall be entitled to immediate vesting of all his unvested options issued by the Company till date of the termination. The foregoing benefits are conditioned upon Mr. Thyagarajan’s timely execution and non-revocation of a general release of claims, delivered within 45 days from the date of the termination of their employment with the Company.

The Employment Agreement contains customary non-competition and non-solicitation covenants. The Employment Agreement is governed by the laws of State of California.

For purposes of the Employment Agreement, the term “cause”, ‘Good Reason’, and ‘Change in Control’ are defined in the Employment Agreement a copy of which is attached to this report as Exhibit 10.2 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement, dated as of April 05, 2023, by and between the Company and the Purchaser.
10.2	Employment Agreement, dated April 01, 2023

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Triangle, Inc.

Date: April 06, 2023	By: /s/ Thyagarajan Ramachandran
Name: Thyagarajan Ramachandran
Title: Chief Financial Officer

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